Filed Pursuant to Rule 433

File No. 333-208547

Canadian National Railway Company

US$500,000,000 2.750% Notes due 2026

Pricing Term Sheet

February 18, 2016

Issuer:	Canadian National Railway Company

Ratings (Moody’s / S&P):*	A2 / A

Security Type:	2.750% Notes due 2026

Principal Amount:	US$500,000,000

Maturity Date:	March 1, 2026

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Price / Yield:	98-20+ / 1.774%

Spread to Benchmark Treasury:	+102 basis points

Yield to Maturity:	2.794%

Coupon:	2.750% per annum, accruing from February 23, 2016

Price to Public:	99.617% of principal amount

Interest Payment Dates:	March 1 and September 1, commencing on September 1, 2016

Optional Redemption:	At any time (i) prior to December 1, 2025 at the greater of (x) par and (y) the present value of the remaining scheduled payments of principal and interest, discounted at a rate of Treasury plus 15 basis points, and (ii) on or after December 1, 2025 at par, plus, in each case, accrued and unpaid interest

Trade Date:	February 18, 2016

Settlement Date:	February 23, 2016 (T+3)

CUSIP/ISIN:	136375 CJ9 / US136375CJ97

Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. RBC Capital Markets, LLC

Co-Managers:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this communication relates is being made solely in jurisdictions outside Canada in compliance with the applicable rules and regulations of such jurisdictions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free, at (800) 831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free, at (800) 294-1322 or Wells Fargo Securities, LLC, toll-free, at (800) 645-3751.

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